EXHIBIT 99.1

FBR Reports Third Quarter Financial Results

ARLINGTON, Va., Oct. 23, 2014 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported net income of $3.5 million, or $0.31 per diluted share, for the third quarter of 2014 compared to net income of $6.4 million, or $0.48 per diluted share, in the third quarter of 2013, and net income of $7.0 million, or $0.58 per diluted share, for the second quarter of 2014. For the first nine months of 2014, the Company reported net income of $16.1 million compared to net income of $84.3 million for the first nine months of 2013. Included in our net income for the first nine months of 2013 were nonrecurring items totaling $30.6 million related to the release of tax reserves and earnings from discontinued operations.

Third quarter 2014 pretax operating income was $3.3 million on $42.1 million of revenue. This compares to $3.1 million of pretax operating income on $34.1 million of revenue in the third quarter of 2013 and $9.0 million of pretax operating income on $57.1 million of revenue in the second quarter of 2014. For the first nine months of 2014, the Company's pretax operating income was $21.3 million on revenue of $153.6 million, compared to pretax operating income of $53.7 million on revenue of $219.2 million for the first nine months of 2013.

Compensation and benefits expenses were 56% of net revenue during the third quarter of 2014 and 57% year to date. Headcount was 307 at quarter end. Revenue per head on a trailing twelve month basis was $660 thousand. Non-compensation fixed expenses in the third quarter of 2014 totaled $10.0 million compared to $11.0 million in the third quarter of 2013, and $10.9 million in the prior quarter.  The Company's pretax operating margin of 8% for the quarter was negatively impacted by elevated investment banking transaction related expenses. As of the end of the quarter, the Company's year-to-date pretax operating margin was 14%.

Third Quarter Overview

  Investment banking revenue was $29.3 million in the quarter compared to $19.6 million in the third quarter of 2013 and $35.8 million in the second quarter of 2014.  This revenue was generated from 13 transactions representing total deal value of over $3.0 billion.
  Institutional brokerage generated net revenue of $11.9 million compared to $13.2 million in the third quarter of 2013 and $14.6 million in the second quarter of 2014. Included in these results, the Company's equity trading revenue was up 7% year-over-year in a market where the overall volume of shares traded was down 1.7%. The third quarter was our sixth consecutive quarter of year-over-year increases in equities trading revenue.
  Our effective tax rate was (6%) for the third quarter and 24% for the nine months ended September 30, 2014.  The Company continues to benefit from the use of previously reserved tax assets related to capital loss carry-forwards. The Company's year-to-date tax rate reflects management's current estimate of the rate for the full year.

During the quarter we completed the acquisition of a securities lending business. The acquisition price is largely dependent on earnings generated over the first 18 months of operations; accordingly, related goodwill and intangible assets of $5.1 million included on our quarter end balance sheet reflects our best estimate of payments that will result from the terms of our purchase. This business is immediately accretive to our operating margins and earnings per share.

We successfully completed a self-tender buyback of Company shares on August 20, purchasing a total of 1.2 million shares at $28.00 per share for $33.65 million, and reduced our outstanding share count by approximately 11%.  Since the beginning of 2010, the Company has repurchased 9 million shares – representing over 50% of the share count at the beginning of that timeframe. The Company has returned $166 million to shareholders through these repurchases and reduced overall shares outstanding to 9.4 million.  The Company remains committed to aggressively executing capital allocation strategies that maximize long term value for shareholders. As of September 30, 2014, we have a remaining repurchase authorization of 953,654 shares which we anticipate fully utilizing over the next several quarters.

Shareholders' equity was $270.1 million as of September 30, 2014, compared to $297.9 million on June 30, 2014. As of September 30, 2014, the Company's cash balance was $122.6 million and its tangible book value per share was $28.10.

"I am pleased that even in periods with less than robust banking activity, we are now proving to be more consistent from a profitability perspective," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR. "Looking forward, our banking pipeline remains solid across each of our industry groups and, despite recent market volatility, we are optimistic about our ability to convert this pipeline into revenue in the coming quarters."

Investors wishing to listen to the earnings call at 4:15 P.M. U.S. EDT, Thursday, October 23, 2014, may do so via the Web or conference call at:

Webcast link: http://www.media-server.com/m/p/dsphcnt3

Conference call dial-in number (domestic, toll-free): 855.425.4204
Conference call dial-in number (international): 484.756.4245
Access code: 19945725

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; healthcare; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES:
Investment banking:
Capital raising	$ 27,137	$ 15,998	$ 95,765	$ 164,849
Advisory	2,152	3,616	5,947	8,092
Institutional brokerage	11,946	13,194	41,680	40,021
Net investment income	3,075	650	16,000	3,957
Interest	4,861	334	5,415	1,490
Dividends & other	226	264	806	815
Total revenues	49,397	34,056	165,613	219,224
Interest expense	7,300	--	12,060	--
Revenues, net of interest expense	42,097	34,056	153,553	219,224

NON-INTEREST EXPENSES:
Compensation and benefits	23,771	17,992	87,141	122,325
Professional services	3,663	2,393	11,025	9,228
Business development	2,764	1,995	8,189	6,738
Clearing and brokerage fees	1,155	940	3,516	3,852
Occupancy and equipment	3,067	2,835	9,222	9,185
Communications	2,873	2,567	8,621	8,313
Other operating expenses	1,496	2,184	4,541	5,894
Total non-interest expenses	38,789	30,906	132,255	165,535

Income from continuing operations before income taxes	3,308	3,150	21,298	53,689

Income tax (benefit) provision	(193)	361	5,211	(23,880)

Income from continuing operations, net of taxes	3,501	2,789	16,087	77,569
Income from discontinued operations, net of taxes	--	3,622	--	6,744
Net income	$ 3,501	$ 6,411	$ 16,087	$ 84,313

Basic earnings per share	$ 0.34	$ 0.53	$ 1.51	$ 6.92
Diluted earnings per share	$ 0.31	$ 0.48	$ 1.36	$ 6.41

Weighted average shares - basic	10,171	12,137	10,642	12,180
Weighted average shares - diluted	11,419	13,335	11,798	13,157

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	September 30,	December 31,
ASSETS	2014	2013

Cash and cash equivalents	$ 122,586	$ 207,973
Receivables:
Securities borrowed	578,399	--
Due from brokers, dealers and clearing organizations	320,080	4,949
Customers	3,256	4,485
Other	3,374	658
Financial instruments owned, at fair value	176,862	144,743
Other investments, at cost	7,000	7,681
Goodwill and intangibles	5,070	--
Furniture, equipment and leasehold improvements, net	8,932	3,286
Deferred tax assets, net of valuation allowance	25,268	30,893
Prepaid expenses and other assets	5,579	5,904
Total assets	$ 1,256,406	$ 410,572

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities loaned	$ 581,003	$ --
Securities sold but not yet purchased, at fair value	335,281	42,241
Accrued compensation and benefits	52,560	58,502
Accounts payable, accrued expenses and other liabilities	17,511	10,351
Due to brokers, dealers and clearing organizations	--	8,701
Total liabilities	986,355	119,795

Shareholders' equity:
Common stock	9	11
Additional paid-in capital	315,600	362,983
Restricted stock units	32,055	21,487
Accumulated other comprehensive income	38	34
Accumulated deficit	(77,651)	(93,738)
Total shareholders' equity	270,051	290,777

Total liabilities and shareholders' equity	$ 1,256,406	$ 410,572

Book Value per Share	$28.64	$26.86

Tangible Book Value per Share	$28.10	$26.86

Shares Outstanding (in thousands)	9,430	10,824

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-3 14	Q-2 14	Q-1 14	Q-4 13	Q-3 13
Revenues, net of interest expense	$ 42,097	$ 57,098	$ 54,358	$ 40,597	$ 34,056

Expenses:
Variable	13,214	22,279	19,763	10,809	6,587
Fixed	25,575	25,844	25,580	26,207	24,319

Income from continuing operations before income taxes	3,308	8,975	9,015	3,581	3,150
Income tax (benefit) provision	(193)	1,999	3,405	(3,603)	361

Income from continuing operations, net of taxes	3,501	6,976	5,610	7,184	2,789
Income from discontinued operations, net of taxes	--	--	--	1,415	3,622
Net income	$ 3,501	$ 6,976	$ 5,610	$ 8,599	$ 6,411

Fixed expenses from continuing operations	$ 25,575	$ 25,844	$ 25,580	$ 26,207	$ 24,319
Less: Non-cash expenses[1]	2,406	2,374	2,173	2,199	2,212
Core fixed costs from continuing operations[2]	$ 23,169	$ 23,470	$ 23,407	$ 24,008	$ 22,107

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 548	$ 766	$ 745	$ 538	$ 506

Employee count	307	298	292	302	269

[1] Non-cash expenses include compensation costs associated with stock-based awards.

[2] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the non-cash expenses noted in footnote 1.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT: Investors: Bradley J. Wright
         703.312.9678 or bwright@fbr.com
         Media: Shannon Hawkins
         703.469.1190 or shawkins@fbr.com